EXHIBIT 12.1


                               INTEL CORPORATION


                    STATEMENT SETTING FORTH THE COMPUTATION
          OF RATIOS OF EARNINGS TO FIXED CHARGES FOR INTEL CORPORATION

                            (In millions, except ratios)

                                                             Years Ended
                                         ----------------------------------------------------

                                         Dec. 29,   Dec. 28,   Dec. 26,   Dec. 25,   Dec. 31,
                                           1990       1991       1992       1993       1994
                                         --------   --------   --------   --------   --------
Income before taxes                         $986     $1,195      $1,569     $3,530     $3,603

Add - Fixed charges net of
  capitalized interest                       117         98          68         58         73
                                          ------     ------      ------     ------     ------

Income before taxes and fixed
  charges (net of capitalized interest)   $1,103     $1,293      $1,637     $3,588     $3,676
                                          ======     ======      ======     ======     ======

Fixed charges:

Interest*                                 $   99     $   82      $   54     $   50     $   57

Capitalized interest                           3          6          11          8         27

Estimated interest component
  of rental expense                           18         16          14          8          9
                                          ------     ------      ------     ------     ------

Total                                     $  120     $  104      $   79     $   66     $   93
                                          ======     ======      ======     ======     ======


Ratio of earnings before taxes
  and fixed charges, to fixed
  charges                                   9.2x      12.4x       20.7x      54.4x      39.5x



* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.